Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Announces Regular Quarterly Cash Dividend

ATLANTA, April 29, 2009 -- RPC, Inc. (NYSE: RES) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.07 per share payable June 10, 2009 to common shareholders of record at the close of business on May 8, 2009.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found on the Internet at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net